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                                                                    EXHIBIT 10.6


                            BEVERLY ENTERPRISES, INC.
                                STOCK GRANT PLAN

                                  INTRODUCTION

    The Beverly Enterprises, Inc. Stock Grant Plan (the "Plan") is provided by Beverly Enterprises, Inc., a Delaware corporation (the "Company"), to the holders of shares of Restricted Stock under the 1997 Long-Term Incentive Plan (the "Restricted Stock") who by virtue of the terms of their Employment Contracts, Severance Agreements or other similar written contracts with the Company have a claim to the immediate vesting or lapsing of the restrictions of their Restricted Stock upon the occurrence of some defined employment action (the "Executives").

                             PURPOSE AND DESCRIPTION

    The Company is requesting that Executives holding shares of Restricted Stock under the 1997 Long-Term Incentive Plan (the "Incentive Plan") agree to waive any claim under their respective restricted stock agreements (the "Restricted Stock Agreement"), Employment Contracts, Severance Agreements, or other similar written contracts to the immediate vesting of their Restricted Stock, permit the cancellation of their Restricted Stock and substitute for the shares of Restricted Stock, an equivalent number of shares of the Common Stock of the Company, to be issued under the Plan.

The Employment Contracts, Severance Agreements, or other similar written contracts have been entered into by and between the Company and each of the Executives for the purpose of retaining and motivating these Executives to continue their recognized contribution to the Company. Such written contracts also provide for the Executive to assert a claim for the immediate vesting or lapsing of restrictions of Restricted Stock upon some defined employment action by the Company or the Executive.

In some cases, Executives entered into Restricted Stock Agreements in August 2000 to swap certain previously awarded stock options for shares of Restricted Stock at an exchange rate using a modified Black Scholes valuation method and with a period of restriction of four (4) years. In other cases, Executives have entered into Restricted Stock Agreements with a period of restriction of four
(4) years.

As part of a reorganization of the Company, an employment action as defined by these written contracts may occur which may allow these Executives to assert a claim for the immediate vesting of their Restricted Stock. To resolve that and other potential claims, the Executives will sign releases (the "Releases"). Upon the Effective Date of the Releases, the Company will substitute for the shares of Restricted Stock currently held by the Executives an equivalent number of shares of the Common Stock of the Company, which shares will not be subject to restriction and have been registered with the Securities and Exchange Commission on Form S-8.

Under this Plan and through the Releases, these Executives shall agree to the following conditions upon the Effective Date of their Release: a) waive the immediate vesting of the


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Restricted Stock as set forth in these written contracts, b) permit the cancellation of the Restricted Stock granted under the Restricted Stock Agreements, and c) accept the substitution of the shares of the Common Stock of the Company, issued under the Plan, for their shares of Restricted Stock.

The Company intends to use previously authorized, issued, but not outstanding Treasury Stock to fund grants under the Plan.

The Executives may exercise full voting rights with respect to those shares of Common Stock received under this Plan.

OTHER INFORMATION

Additional Information. Requests for information on the Plan should be addressed to: Beverly Enterprises, Inc. (501) 201-2000.